Exhibit 99.1

Neff Rental LLC and Neff Finance Corp. Announce Receipt of Requisite Consents and
Extension of the Expiration Date of their Previously Announced Tender Offers

MIAMI, May 17, 2007 — Neff Rental LLC and Neff Finance Corp. (the “Companies”) announced today that as of 5:00 p.m., New York City time, on May 17, 2007, they had received valid tenders and consents from holders of $245 million (100%) in aggregate principal amount of their 11 ¼% Second Priority Senior Secured Notes due 2012 (the “Senior Notes”) and $80 million (100%) in aggregate principal amount of their 13% Senior Subordinated Notes due 2013 (the “Senior Subordinated Notes”, and together with the Senior Notes, the “Notes”).  Accordingly, the requisite consents to adopt the proposed amendments to the indenture governing the Senior Notes and requisite consents to adopt the proposed amendments to the indenture governing the Senior Subordinated Notes have each been received.

In addition, the expiration date has been extended from midnight, New York City time, on June 1, 2007, to 5:00 p.m., New York City time, on June 6, 2007.  It is expected that the total consideration will be calculated at 2:00 p.m., New York City time, on May 23, 2007, unless extended.

The tender offer and consent solicitation for each series of Notes is conditioned on the satisfaction of certain conditions as described in the Offer to Purchase and Consent Solicitation Statement relating to the Senior Notes and the Offer to Purchase and Consent Solicitation Statement relating to the Senior Subordinated Notes (together, the “Offers to Purchase”), each of which is dated May 4, 2007, including: (1) the consummation of the previously announced proposed merger of LYN Acquisition Corp., (“Merger Sub”), which is an affiliate of Lightyear Capital LLC, with and into Neff Corp., the parent company of the Companies, pursuant to the Agreement and Plan of Merger, dated as of March 31, 2007, by and among LYN Holdings LLC, LYN Holding Corp., Merger Sub and Neff Corp., (2) Merger Sub or its affiliates having obtained an aggregate of $736.6 million of debt financing (which amount is subject to change based on the amount of debt being refinanced, including accrued interest thereon, as well as certain other factors) on the terms and conditions contained in their debt financing commitments and (3) certain other customary conditions.

The complete terms and conditions of the offers are described in the Offers to Purchase which may be obtained by contacting D.F. King & Co., Inc., the information agent for the offers, at (212) 269-5550 (collect) or (800) 628-8536 (U.S. toll-free). Banc of America Securities LLC is the exclusive dealer manager and solicitation agent for the tender offers and consent solicitations. Additional information concerning the tender offers and consent solicitations may be obtained by contacting Banc of America Securities LLC, High Yield Special Products, at (704) 388-9217 (collect) or (888) 292-0070 (U.S. toll-free).

This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offers and consent solicitations are being made solely pursuant to the Offers to Purchase and the Consents and Letters of Transmittal related thereto.

This press release contains forward-looking statements within the meaning of the federal securities laws relating to the exchange offer. These statements are based upon management’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Companies’ control and the risk factors and other cautionary statements discussed in Neff Rental LLC’s annual report on Form 10-K for the year ended December 31, 2006 and quarterly report on Form 10-Q for the quarter ended March 31, 2007.